UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 2)

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         14A-6(E)(2))

[  ]     Definitive Proxy Statement

[  ]     Definitive Additional Materials

[X ]     Soliciting Material Pursuant to  240.14a-12


                         COMPETITIVE TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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


                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE

                              AN URGENT MESSAGE TO
                   COMPETITIVE TECHNOLOGIES, INC. STOCKHOLDERS

     We believe Competitive Technologies is out of control; losses are mounting, conflicts have divided management and the stock price has plummeted. In our opinion, Competitive Technologies' viability as a public company is being seriously threatened under current management.

     These conflicts include many matters which will be detailed in our upcoming proxy materials, including problems with substantial and often unnecessary litigation, substantial increases in executive compensation while faced with increasing losses and diminishing stockholder value, failure to produce new revenue streams, substantial stock dilution, failure to honor contracts and many other matters.

     While  John  Nano  served  as  Chief  Executive  Officer  and  President of
Competitive Technologies from 2002 to 2005, our loyal team relentlessly identified growth opportunities that drove profitability and value for our shareholders. Our efforts succeeded as earnings rose $9.7 million over a period of three years. Our management team achieved three consecutive years of significant profit improvements, reaching $5.7 million in fiscal 2005. Our record revenue and profit growth resulted in the Company being the fourteenth largest percentage gaining stock in 2004 as reported by the Wall Street Journal with an increase share price of 345%.

     Unfortunately, our team's strong profitability for CTT was converted into corporate and shareholder losses by the current Board and management after the Board changed management 17 months ago. At that time, the success of our management was reflected in CTT stock prices over $10 per share. During the tenure of and because of actions by the current Board, 80% of CTT's stock market value has been destroyed.

     On the watch of the current Board and management, shareholder value was squandered even as the overall stock market performs at record levels. In the recently announced fiscal year 2006 results, revenues were reduced by nearly $9.0 million (or 63%), and earnings by $8.1 million under CTT's current Board and management. The current Board and management presided over a reversal of CTT's fortunes from a 2005 profit of about $5.7 million, to a 2006 loss of nearly $2.4 million this year. The $8.1 million reversal under the current Board and management, from strong profitability to appalling losses, had the predictable effect of cratering CTT's stock price. CTT's Board and management have recorded losses every quarter after they changed management.

     To restore our Company's profitability and shareholder value, we are firmly committed to the replacement of the Board of Directors and return of our successful management team. WE WILL SOON BE MAILING TO YOU PROXY MATERIAL SOLICITING YOUR PROXY TO ELECT A SLATE OF DIRECTORS IN OPPOSITION TO THE SLATE

PROPOSED BY THE EXISTING MANAGEMENT GROUP. Our proxy will describe what we believe are the failures of the current management. It will also describe the extensive qualifications of our slate of candidates, whom we believe will return to CTT substantial experience in the Company's business, a successful track record in managing growth and serious management expertise through our legacy team. Our team urgently asks for your support as a shareholder, advisor or broker to restore the Company to profitability, to drive growth and to increase shareholder value.

     Please refrain from voting any proxy sent to you by the management of CTT until you have had the opportunity to consider our material. ALTHOUGH WE ARE NOT YET SOLICITING YOUR PROXY, WE ARE ANXIOUS TO HEAR YOUR VIEWS. PLEASE USE THE COUPON BELOW TO SHARE WITH US YOUR CONCERNS ABOUT THE COMPANY. This information will not be used for any other purpose.

     Thank you in advance for your consideration to restore CTT to the bright future our Company enjoyed under our past stewardship and will again enjoy upon our return to CTT.

                         Sincerely,
                         THE  COMMITTEE  TO  RESTORE  STOCKHOLDER  VALUE

                         John  B.  Nano,  Committee  Member and Director Nominee


TO:  THE  COMMITTEE  TO  RESTORE  STOCKHOLDER  VALUE
     C/O  CUTLER  LAW  GROUP
     3206  WEST  WIMBLEDON  DRIVE
     AUGUSTA,  GA  30909
     FAX:  (706)  738-1966
     EMAIL:  RCUTLER@CUTLERLAW.COM

     Name___________:_____________________________________________________

     Stockholder  [ ] of  record  or  [ ] in  street  name

     Brokerage  firm  holding  your  shares ______________________________

     Number  of  Competitive  Technologies  Shares  Held _________________

     Your  telephone  number  (day)(___)_________  (night) (___)__________

     We  appreciate  your comments:________________________________________

     ______________________________________________________________________

     ______________________________________________________________________

     ______________________________________________________________________

WE ARE NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US
                              A PROXY AT THIS TIME.

                             INFORMATION CONCERNING
                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE

The Committee is comprised of the former Chief Executive of the Company, John Nano, as well as Ben Marcovitch, William L. Reali and Richard D. Hornidge, Jr. Specific information with respect to each of these members of the Committee is set forth below:

     JOHN B. NANO, 62, the President and Chief Executive Officer who we believe was forced out seventeen months ago by the Board, would return as Director, President and Chief Executive Officer. Mr. Nano was President and Chief Executive Officer of Competitive Technologies, Inc. from June 2002 until June 2005. Since his removal by the existing Board, in January 2006 Mr. Nano become President and Chief Executive Officer of Articulated Technologies, LLC., a company involved in creating and commercializing patented light emitting diode technologies for global solid state lighting applications. Mr. Nano also served as Chief Financial Officer of Competitive Technologies from August 2003 to May 2004. From 2000 to 2001, he served as a Principal reporting to the Chairman of Stonehenge Network Holdings, N.V., a global virtual private network provider, with respect to certain operating, strategic planning and finance functions.
From 1998 to 1999, Mr. Nano served as Executive Vice President and Chief Financial Officer of ConAgra Trade Group, Inc., a subsidiary of ConAgra, Inc., an international food company. From 1993 to 1998, he served as Executive Vice President and Chief Financial Officer of Sunkyong America, the American subsidiary of the Sunkyong Group, a Korean conglomerate, and President of an Internet Startup Division of Sunkyong America. Mr. Nano owns 22 shares of Competitive Technologies, Inc. stock and has an option to purchase 75,000 additional shares which is presently disputed by the Company. After the change in management, Mr. Nano intends to buy additional shares in the company as he previously did when he was President and Chief Executive Officer. Mr. Nano owns 22 shares of Competitive Technologies, Inc. stock and has an option to purchase 75,000 additional shares which is presently disputed by the Company . After the change in management, Mr. Nano intends to buy additional shares in the company as he previously did when he was President and Chief Executive Officer.

     We strongly believe the current Board terminated Mr. Nano in June 2005 for his refusal to certify the Chief Executive Officer certification required under Sarbanes-Oxley legislation disclosure requirements due to insider trading allegations. The minutes written by the Company of the Board Meeting on June 14, 2005 state that Mr. Nano was terminated by the current Board. The minutes were presented by the Company and are part of the evidence in Mr. Nano's litigation in Connecticut Superior Court. Mr. Nano was terminated on June 14, 2005, the last day for the Company to file the Chief Executive Officer Certification required under Sarbanes-Oxley legislation. Mr. Nano had refused to sign unless the allegations of insider trading were cured and disclosed to the shareholders. Mr. Nano was terminated by the Board on June 14, 2005 and Donald Freed was appointed Chief Executive Officer. Donald Freed signed the certification without any disclosures of the insider trading allegations that were under investigation and of serious concern to Mr. Nano.

     As set forth in more detail below, Mr. Nano has a lawsuit pending against Competitive Technologies in United States District Court, for the District of Connecticut alleging the Company violated the Sarbanes-Oxley legislation's whistleblower protection. Prior to his termination, Mr. Nano and others expressed serious concerns of insider trading activities to John Sabin, Chairman of the Audit Committee of the Board, other members of the Board, lawyers for the Company including Chris Robertson of Seyfarth Shaw LLP, attorney John Sten at Greenberg & Traurig, and also advised the Securities Exchange CommissionMr. Nano has evidence of these insider trading activities that include testimony under oath from Richard Carver, Chairman of the Board. The Committee will provide upon request written transcripts of Richard Carver's testimony which he provided under oath in Connecticut Superior Court, before Judge Lewis on November 14,
2005. On that transcript on page 173 (lines 18 thru 27) and page 174 (lines 1 thru 14) Richard Carver testifies that he told Donald Freed and others in early April that he was going to terminate John Nano. After having received that inside information, only days later on April 27 and 28, 2005 Donald Freed sold all of his available shares and options for Competitive Technologies stock including all shares owned, all vested options and all 401(k) shares. Donald Freed's stock sales were reported to the SEC on filings on Form 4 and are all available on the SEC Edgar system. The termination of Mr. Nano was not made public by Competitive Technologies until June 14, 2005 after the market closed

     This and other evidence of insider trading caused Mr. Nano serious concerns about violations of SEC regulations and fraud against shareholders by members of the Board of the Company. We believe that Mr. Nano was terminated because he voiced those concerns and emailed those concerns to John Sabin, Chairman of the Audit Committee and voiced those concerns to lawyers for Seyfarth Shaw including Chris Robertson.

     BEN  MARCOVITCH,  72,  will  be  elected as a Director of the Company.  Mr.
Marcovitch has over 50 years of in-depth experience in corporate finance, financial reporting, and compliance matters. From 2004 through the present, Mr. Marcovitch has been a financial advisor for AgroFrut E.U., a company located in Cali, Columbia involved in fruit processing for nutriceutical operations. From July 2002 to October 2003 Mr. Marcovitch was President of DDS Technologies, Inc., and became Chairman and Chief Executive Oficer of DDS Technologies, Inc. in October 2003 where he remained until April 2004. DDS Technologies, Inc. is an international venture capital and corporate management company with several offices in two countries. From 2000 to 2001, Mr. Marcovitch was a Director and Chairman of the Board of Findex.com, Inc., a developer, publisher and distributor of Christian faith-based software products to individuals and religious organizations. Mr. Marcovitch is not presently a stockholder of the Company. Mr. Marcovitch is not presently a stockholder of the Company.

     WILLIAM L. REALI, 64, will be elected as a Director of the Company. Mr. Reali is a Certified Public Accountant with the firm of Reali, Giampetro and Scott in Canfield, Ohio. The firm provides accounting, tax and consulting to a variety of business clients. Mr. Reali's primary experience during the past five years has been in business consulting. Mr. Reali is not presently a stockholder of the Company. Mr. Reali is not presently a stockholder of the Company.

     RICHARD D. HORNIDGE, Jr., 60, will be elected as a Director of the Company. Mr. Hornidge is a long time and respected stockholder of Competitive
Technologies, and owner of 62,000 shares of Competitive Technologies common stock, which is more shares than ANY of the existing management of the Company. Since February 2005, Mr. Hornidge has been a tennis professional at Willows Racquet Club in North Andover, Massachusetts. From June 1984 through June 1989, Mr. Hornidge was President of Travis Associates, an employment agency. Mr. Hornidge was a program coordinator for Raytheon from 1973 through 1984, where he was involved in the Patriot Missile test equipment program.

     JOEL M. EVANS, M.D., 46, will be elected as a Director of the Company. Dr. Evans founded The Center for Women's Health in Stamford, Connecticut in June 1996, and since then has been its Director. From November 1996 to present, Dr. Evans has been a lecturer and senior faculty member of The Center for Mind Body Medicine in Washington, D.CDr. Evans has been featured in magazines as well as interviewed on television and radio shows across the country. Dr. Evans is an Assistant Clinical Professor at the Albert Einstein College of Medicine in New York City and helped create a clinical study at Columbia University Medical Center for use of the herb, black cohosh, in breast cancer. From November 2005 to present, Dr. Evans has been a member of the Scientific Advisory Board for Metagenics Incorporated, a nutritional supplement manufacturer. Dr. Evans brings key nutriceutical experience to the Company. Dr. Evans is not presently a stockholder of the Company.

     RALPH S. TORELLO, 68, will be elected as a Director of the Company. For the past five years, Mr. Torello has been an independent financial consultant advising various companies on their financial strategies. Included among the companies that Mr. Torello has performed consulting services are Goodnight Audio, a full service recording studio, Patriot American Mortgage, a commercial and home mortgage company, DDS Technologies, Inc., an organic waste processor, Coit Medical, a medical accessory marketer and other miscellaneous companies and individuals. Mr. Torello is not presently a stockholder of the Company.

STOCKHOLDERS OF COMPETITIVE TECHNOLOGIES ARE ADVISED TO READ THE PROXY STATEMENT OF THE COMMITTEE TO RESTORE STOCKHOLDER VALUE WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS MAY OBTAIN A COPY OF SUCH PROXY STATEMENT FROM THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV. STOCKHOLDERS MAY ALSO OBTAIN A COPY OF SUCH PROXY STATEMENT FROM THE COMMITTEE WITHOUT CHARGE BY WRITING TO THE COMMITTEE TO RESTORE STOCKHOLDER VALUE, C/O CUTLER LAW GROUP, 3206 WEST WIMBLEDON DRIVE, AUGUSTA, GEORGIA 30909.